UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WESTERN DUBUQUE BIODIESEL, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF MEMBERS
AND IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE MEMBER MEETING TO BE HELD ON JUNE 11, 2008
To our Members:
The 2008 Annual Meeting of Members (the “2008 Annual Meeting”) of Western Dubuque Biodiesel, LLC (the “Company”) will be held on Wednesday, June 11, 2008 at the Palace Ballroom, 27317 Olde Farley Road, Farley, Iowa 52046. Registration will begin at 5:30 p.m. The 2008 Annual Meeting will commence at approximately 7:00 p.m. The purposes of the meeting are to: (i) elect three (3) directors to our Board of Directors; and (ii) transact such other business as may properly come before the 2008 Annual Meeting or any adjournments thereof. The Board of Directors recommends a vote FOR the election of its nominees for Directors.
•	The proxy statement, proxy card and annual report to members are available at www.wdbiodiesel.net under the “Proxy Materials” tab.

•
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

•
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (563) 744-3554 or emailing Brenda Hoefler at Brenda.Hoefler@wdbiodiesel.net on or before Friday, May 30, 2008, to facilitate timely delivery.

If you have any questions regarding the information in the proxy statement or completion of the proxy card or if you need directions to attend the meeting and vote in person, please call Brenda Hoefler at (563) 744-3554 or email her at Brenda.Hoefler@wdbiodiesel.net.
Only members listed on the Company’s records at the close of business on April 25, 2008 are entitled to notice of and to vote at the 2008 Annual Meeting and any adjournments thereof. For your proxy card to be valid, it must be received by the Company no later than 5:00 p.m. on Friday, June 6, 2008.
All members are cordially invited to attend the 2008 Annual Meeting in person. However, to assure the presence of a quorum, the Board of Directors requests that you promptly sign, date and return the proxy card solicited by the Board of Directors, whether or not you plan to attend the meeting. The proxy will not be used if you attend and vote at the meeting in person. You may fax the proxy card to the Company at (563) 744-3524 or mail it to us at 904 Jamesmeier Road, P.O. Box 82, Farley, Iowa 52046.

By order of the Board of Directors,
/s/ William Schueller
William Schueller
Chairman of the Board

Farley, Iowa
April 28, 2008

[THIS PAGE INTENTIONALLY LEFT BLANK]

Western Dubuque Biodiesel, LLC
904 Jamesmeier Road
P.O. Box 82
Farley, Iowa 52046

Proxy Statement
Annual Meeting of Members
Wednesday, June 11, 2008
7:00 p.m.

The enclosed proxy is solicited by the Board of Directors of Western Dubuque Biodiesel, LLC (the “Company”) for use at the 2008 annual meeting of members of the Company to be held on Wednesday, June 11, 2008 (the “2008 Annual Meeting”), and at any adjournment thereof. The 2008 Annual Meeting will be held at the Palace Ballroom, 27317 Olde Farley Road, Farley, Iowa 52046. Registration will begin at 5:30 p.m. The 2008 Annual Meeting will commence at approximately 7:00 p.m. This solicitation is being made by posting on the Company’s website (www.wdbiodiesel.net); however, the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement and the proxy card via access on the Company’s website is scheduled to begin on or about April 28, 2008, and delivery of the proxy card via U.S. Mail is scheduled to begin on or about May 8, 2008.
QUESTIONS AND ANSWERS ABOUT THE 2008 ANNUAL MEETING AND VOTING
Q:	Why did I receive this proxy statement?

A:
The Company’s board of directors (the “Board of Directors”) is soliciting your proxy vote at the 2008 Annual Meeting because you were a member of the Company at the close of business on April 25, 2008 and are entitled to vote at the meeting.

Q:	When and where is the 2008 Annual Meeting?

A:
The 2008 Annual Meeting will be held at the Palace Ballroom, 27317 Olde Farley Road, Farley, Iowa 52046. Registration will begin at 5:30 p.m. The 2008 Annual Meeting will commence at approximately 7:00 p.m.

Q:	Who can attend the 2008 Annual Meeting?

A:	All members of the Company as of the close of business on April 25, 2008 may attend the 2008 Annual Meeting.

Q:	What is the Record date for the 2008 Annual Meeting?

A:	Friday, April 25, 2008.

Q:	What am I voting on?

A:	You are voting on:
•	The election of three (3) directors; and

•	Any other such business as may properly come before the 2008 Annual Meeting or any adjournments thereof.
The Board of Directors recommends a vote FOR the election of its nominees for directors.

Q:	How many votes do I have?

A:
On any matter which may properly come before the meeting, each member entitled to vote will have one vote for each membership unit owned, according to the Company’s membership records, by such member as of the close of business on April 25, 2008.

Q:	Do I have dissenters’ rights?

A:
Pursuant to section 6.15 of the Operating Agreement, members do not have dissenters’ rights. Dissenters’ rights are generally the right of a security holder to dissent from and obtain the fair value of their securities in certain events, such as mergers, share exchanges, and certain amendments to certain types of organizational documents of a company.

Q:	What is the voting requirement to elect directors?

A:
The nominees have been split into three groups by the Board of Directors (Groups I, II and III). Group I directors are up for election at this meeting. There are three (3) director nominees for Group I. The three (3) director nominees for Group I who receive the greatest number of votes will be elected Group I directors.

Q:	How many membership units are outstanding?

A:	At the close of business on April 25, 2008, there were 29,779 membership units outstanding, which means there are a total of 29,779 possible votes.

Q:	What is the effect of an abstention?

A:
Abstentions will be counted for determining whether a quorum is present. However, abstentions for director elections will not be counted either for or against any nominee because directors are elected by plurality vote, meaning that the person receiving the most votes wins.

Q:	How do I vote?

A:	Units can be voted only if the holder of record is present at the 2008 Annual Meeting either in person or by proxy. You may vote using any of the following methods:
•
Proxy Card. A member may use the proxy card to authorize the voting of his, her, or its units at the 2008 Annual Meeting. The units represented by each properly executed proxy card will be voted at the 2008 Annual Meeting in accordance with the member’s directions. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card. After you have marked your choices, please sign and date the proxy card and return it to the Company at 904 Jamesmeier Road, P.O. Box 82, Farley, Iowa 52046 or fax it to the Company at (563) 744-3524. In order for your vote to count, the Company must receive it by 5:00 p.m. on Friday, June 6, 2008.

•	In person at the 2008 Annual Meeting. All members of record as of April 25, 2008 may vote in person at the 2008 Annual Meeting.
If membership units are owned jointly by more than one person, both persons must sign the proxy card in order for the units to be counted.

Q:	What can I do if I change my mind after I vote my units?

A:	You may revoke your proxy by:
•	Voting in person at the 2008 Annual Meeting;

•
Giving personal or written notice of the revocation, which must be received by William Schueller, Chairman of the Company’s Board of Directors, at the Company’s offices at 904 Jamesmeier Road, P.O. Box 82, Farley, Iowa 52046 before 5:00 p.m. on Friday, June 6, 2008; or

•	Giving personal or written notice of the revocation to Joyce Jarding, the Company’s Secretary, at the commencement of the 2008 Annual Meeting.
Q:	What happens if I mark too few or too many boxes on the proxy card?

A:
If you do not mark any boxes with respect to the Group I Directors on the proxy card, then your votes will be deemed a vote FOR those nominees recommended for election by the Board of Directors. If you mark fewer than three (3) nominees, the proxies will vote your units only for the persons you mark as your choices.

Your units will be included in the determination of whether a quorum is present even if you abstain from voting. If you do not submit a proxy card or attend the meeting, your units will not be counted as present at a meeting for purposes of determining whether a quorum is present.

Q:	Who will count the votes?

A:
All votes will be tabulated by the inspector of election appointed for the 2008 Annual Meeting, which will be an adminstrative employee of the Company. The inspector of election will separately tabulate affirmative and negative votes and abstentions.

Q:	What constitutes a quorum?

A:
The presence in person or by proxy of persons holding 25% of the issued and outstanding units is required to constitute a quorum. On April 25, 2008 the Company had 29,779 issued and outstanding units; therefore, the presence of 7,445 units will constitute a quorum. If you submit a proxy or appear at the meeting, then you will be considered part of the quorum.

Q:	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

Q:	How do I nominate a candidate for election as a director at the 2009 Annual Meeting?

A:
The Group II directors will stand for election at the 2009 Annual Meeting. Nominations for director seats are made by a nominating committee appointed by the Board of Directors. In addition, a member may nominate a candidate for director by following the procedures explained in this proxy statement on page 14 and Section 5.3 of our Operating Agreement. In accordance with our Operating Agreement, a member desiring to nominate one or more persons for election as a Director must submit written notice of such intent either by personal delivery or regular mail to the Secretary of the Company at least 60 days, but no more than 90 days, prior to the anticipated date of the 2009 Annual Meeting, which would be approximately March 3, 2009 to April 2, 2009.

Q:	What is a member proposal?

A:
A member proposal is your recommendation or requirement that the Company and/or the Board of Directors take action, which you intend to present at a meeting of the Company’s members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is placed in the Company’s proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals for the 2009 Annual Member Meeting are explained in this proxy statement on page 14. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

PROPOSALS TO BE VOTED UPON
PROPOSAL 1
Election of Directors
The Company currently has thirteen (13) directors who were elected at the 2007 Annual Meeting of the Members held on December 5, 2007 (the “2007 Annual Meeting”). At the 2007 Annual Meeting, the members of the Company voted to reduce the total number of directors of the Company from thirteen (13) directors to eleven (11) directors starting with the 2008 Annual Meeting. Pursuant to the Operating Agreement, the Board of Directors has divided the board seats into three (3) groups: Group I, Group II, and Group III. There are currently five (5) Group I directors, four (4) Group II directors and four (4) Group III directors. Beginning at the 2008 Annual Meeting, the members will vote for one group of directors, and each group of directors will serve three-year terms. As a result of the reduction of the total number of directors, the number of Group I directors will be reduced from five (5) to three (3) directors.
The terms of the Group I directors expire at the 2008 Annual Meeting. The current Group I directors are: Tom Schroeder, Ed Recker, Mark Muench, Denny Mauser, and George Davis. Tom Schroeder and Mark Muench have indicated that they will not seek reelection. The Board of Directors has nominated the following persons for election as Group I directors: Ed Recker, Denny Mauser, and George Davis. All of the nominees are incumbent directors. All nominees have indicated their willingness to serve as directors if elected. If a nominee withdraws or otherwise becomes unavailable, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors.

The three (3) Group I nominees receiving the greatest number of votes will be elected as Group I directors at the 2008 Annual Meeting, provided a quorum is present. The three (3) nominees that are elected Group I directors will serve terms that expire at the 2011 Annual Meeting. Any vacancy during a term will be filled by the Board of Directors until the next annual meeting, or pursuant to its authority under our Operating Agreement, the Board of Directors will reduce the number of directors.
Required Vote and Board Recommendation
If you do not mark any boxes with respect to the Group I directors, the proxies solicited by the Board of Directors will be voted in favor of the Board of Directors’ nominees. If you mark fewer than three (3) nominees, the proxies will vote your units only for the persons you mark as your choices. Your units will be included to determine whether a quorum is present even if you abstain from voting. If you do not submit a proxy card or attend the meeting, your units will not be counted as present at a meeting for purposes of determining whether a quorum is present.
The Board of Directors recommends a vote FOR the election of its nominees for directors.
Information about Current Directors and Nominees
The following table contains certain information with respect to the director nominees including those persons currently serving as directors and persons nominated for election at the 2008 Annual Meeting of members:

Name and Principal		Year First Became A
Occupation	Age	Director	Term Expires
George Davis, Attorney.	45	2005	2008
Ed Recker, Superintendent, Tri-State Crane.	57	2007	2008
Denny Mauser, Farmer.	60	2005	2008
Biographical Information Regarding Director Nominees
George Davis, Chief Financial Officer, Director and Treasurer, Age 45. Mr. Davis is an attorney in private practice at the Locher & Locher law firm in Farley Iowa. He lives in Dubuque, Iowa and graduated from the University of Nebraska College of Law in 1993. Prior to joining the Locher & Locher law firm, he was a CPA with McGladrey and Pullen in Dubuque from 1993 to 1998 and an attorney with the O’Connor & Thomas law firm in Dubuque from 1998 to 2000. Mr. Davis has been a director and treasurer of the Company since November 15, 2005. In August 2007, he was also appointed the Chief Financial Officer of the Company.
Denny Mauser, Director, Age 60. Mr. Mauser has farmed for more than 35 years in Buena Vista County and Sac County, Iowa. His 900-acre operation includes corn, soybeans and popcorn; he also manages a cow-calf herd. He formerly served as president of the Iowa Farm Bureau Young Members and on the Schaller Community School Board. He currently serves as president of Sac County Rural Electric Cooperative and is a member of the boards of directors of the following public reporting companies: Western Iowa Energy, LLC, a biodiesel plant located in Wall Lake, Iowa; Central Iowa Energy, LLC, a biodiesel plant located near Newton, Iowa; and Iowa Renewable Energy, LLC, a biodiesel plant located in Washington, Iowa. He is also a principal of The Biodiesel Group, our former project consultant. Mr. Mauser has served as a director of the Company since November 15, 2005.

Ed Recker, Director, Age 57. Mr. Recker operated a crop and pork production operation for 30 years near Cascade, Iowa. Mr. Recker served as Project Manager during construction of the Company’s facility from January 2006 to July 2007 and is currently employed by Tri-State Crane in Cedar Rapids, Iowa as a superintendent. He graduated from Hawkeye Community College with an AAS degree in Mechanical Engineering Technology. He has served on the Camp Courageous of Iowa Board of Directors for 15 years. Mr. Recker was appointed to the Company’s Board of Directors on August 27, 2007.
Biographical Information Regarding Non-Nominee Directors, Officers and Significant Employees
William G. Schueller, Director and Chairman, Age 56. Mr. Schueller has owned and operated Schueller Construction Company for over 31 years. He is also a partner in Southlake Development, selling residential lots and homes in Farley, Iowa. Mr. Schueller currently serves on the advisory board of American Trust & Savings Bank in Dyersville and Farley and is a member of the Farley Economic Development Group. Mr. Schueller has served as a director and chairman of the Company since November 15, 2005.
Bruce Klostermann, Director and Chief Executive Officer, Age 45. For the last eleven years, Mr. Klostermann has co-owned and managed Klostermann Bros., Inc. He is also the co-owner and vice-president of Agri-Vest, Inc. Prior to this he played in the NFL for five years, with the Denver Broncos and the LA Rams. He also serves on the board of directors of American Trust Bank. Mr. Klostermann has served as a director and vice-chairman of the Company since November 15, 2005. In August 2007, Mr. Klostermann was appointed CEO of the Company.
Joyce Jarding, Director and Secretary, Age 64. Ms. Jarding currently serves on the Farley City Council, as President of the Farley Economic Development Group, as a member of the Dubuque County Investment Policy Committee, as a director on the Dubuque County Safe Youth Coalition, was a member of the Western Dubuque Community School District School Board, served as project coordinator for the Area Governmental Resources Education and Economic Development Committee for the Iowa Department of Economic Development, served as a commissioner on the Iowa Racing and Gaming Commission, served as project coordinator for the Iowa Department of Transportation Community Project, and a director on the Iowa League of Cities Board as well as other community and charitable organizations. Ms. Jarding has been employed by Farley Fertilizer, Inc. as a secretary and bookkeeper since 1996. Ms. Jarding has served as a director and secretary of the Company since November 15, 2005.
Warren L. Bush, Director, Age 60. Mr. Bush is a licensed attorney in both Iowa and Arizona. For the past twenty-one years, Mr. Bush has served as a Judicial Magistrate for the State of Iowa. He is also a self-employed attorney and practices out of offices in Wall Lake, Iowa and Dunlap, Iowa. Mr. Bush currently serves as a member of the boards of directors of the following public reporting companies: Western Iowa Energy, LLC, a biodiesel plant located in Wall Lake, Iowa; Central Iowa Energy, LLC, a biodiesel plant located near Newton, Iowa; and Iowa Renewable Energy, LLC, a biodiesel plant located in Washington, Iowa. He is a principal in Bush Boys’ Enterprises, LLC, Bush Boys, Inc. and Front Row Racing Stable, Ltd. He is also a principal of The Biodiesel Group, our former project consultant. Tom Schroeder is Mr. Bush’s brother-in-law. Mr. Bush has served as a director of the Company since November 15, 2005.
Craig Breitbach, Director, Age 42. Mr. Breitbach is from Farley, Iowa and is the founder and CEO of Cedar Valley Steel, Inc. Cedar Valley Steel was founded in 1993, and Mr. Breitbach has been CEO since its inception. Cedar Valley Steel and its related companies are steel erection and crane services companies with approximately 300 employees. Mr. Breitbach graduated from Western Dubuque Schools and served four years in the United States Marine Corp. Mr. Breitbach sits on the Iowa Ironworkers Apprenticeship Board and is also a director for the Farley Development Corporation. He is a member of the Farley Young Men’s Association and the Alliance for Construction Excellence (ACE) group. Mr. Breitbach has served as a director of the Company since November 15, 2005.
Jack Friedman, Director, Age 50. Mr. Friedman is the CEO of Innovative Ag Services where he has been employed for the past 30 years. Innovative Ag Services is an Eastern Iowa grain and farm supply cooperative with $100 million in annual sales. Mr. Friedman graduated from Muscatine Community College with an AAS degree in Farm Supply Marketing and currently serves on the board of FC Stone (a stock-owned risk management company). He is a resident of Dyersville, Iowa. Mr. Friedman has been a director of the Company since November 15, 2005.

William J. Horan, Director, Age 60. Mr. Horan has been a farmer for 33 years. He is a partner in Horan Brothers Agricultural Enterprises in Rockwell City, Iowa. Mr. Horan is past president of the Iowa Corn Growers Association and sits on the board of directors of Natural Resource Solutions, LLC, Truth about Trade, ISU Research Park Board of Directors and the USDA DOE Technical Advisory Committee. He currently serves as a member of the boards of directors of the following public reporting companies: Western Iowa Energy, LLC, a biodiesel plant located in Wall Lake, Iowa; Central Iowa Energy, LLC, a biodiesel plant located near Newton, Iowa; and Iowa Renewable Energy, LLC, a biodiesel plant located in Washington, Iowa. He is also a principal of The Biodiesel Group, our former project consultant. Mr. Horan has served as a director of the Company since November 15, 2005.
David P. O’Brien, Director, Age 39. Mr. O’Brien has been employed as a mechanical reliability engineer at LyondellBasell, one of the world’s largest polymers, petrochemicals and fuels companies, in Clinton, Iowa since 1998. He graduated from Iowa State University in 1992 with a BS in Mechanical Engineering and is a registered Professional Engineer in the state of Iowa. His career has focused on machinery reliability in the chemical processing industry. Mr. O’Brien has served on boards of various community and charitable organizations. Mr. O’Brien has served as a director of the Company since November 15, 2005.
Mark Muench, Director, Age 34. Mr. Muench operates a family farm near Ogden, Iowa. Mr. Muench has operated the farm for the last fourteen years. The farm is a corn, soybean, and cattle operation. He serves on the board of directors of Iowa Renewable Energy, LLC, a biodiesel plant located in Washington, Iowa and a public reporting company. He is also a member of The Biodiesel Group, our former project consultant. Mr. Muench has served as a director of the Company since November 15, 2005.
Tom Schroeder, Director, Age 53. For more than 31 years, Mr. Schroeder has served as President of JCT, Inc, a refrigerated trucking company that specializes in the transportation of meat from Midwest packers for export. In addition, he has been employed by Renewable Energy Group, Inc. (REG) as director of fleet services since 2007. He is also a principal of The Biodiesel Group, our former project consultant. Warren Bush is Mr. Schroeder’s brother-in-law. Mr. Schroeder has served as a director of the Company since November 15, 2005.
Thomas R. Brooks, General Manager, Age 48. Mr. Brooks is employed by REG, pursuant to a management and operational services agreement with the Company. Prior to employment with REG, Mr. Brooks served as the general manager for two protein and oil conversion companies that turn co products into profits, most recently the general manager of Production and Administration for Perdue Agri-Recycle in Seaford, Delaware, where he was employed from 2003 to 2007. Mr. Brooks is a graduate of Texas A&M University and Air University. Mr. Brooks has served as the Company’s general manager through his employment with REG since January 24, 2007.
Michael Chandler, Operations Manager, Age 40. Mr. Chandler is a graduate of Central Michigan University. Prior to employment with REG, Mr. Chandler held the position of Plant Manager at Doane Pet Care, Inc. from 2000 to 2004 and Production Manager at Nutro Pet Products, Inc. from 2005 to 2006. Mr. Chandler has served as Operations Manager for the Company through his employment with REG since March 28, 2007.
Alan Manternach, Former Director, Age 58. Mr. Manternach is a retired farmer from Cascade, Iowa. He served on the Dubuque County Board of Supervisors from 1986 to 2002 and was a member of the Western Dubuque School District School Board. Mr. Manternach resigned from the Company’s Board of Directors in August 2007 to become employed by the Company. He currently is employed by the Company as a Loadout Supervisor. Mr. Manternach served as a director between November 2005 and August 2007. Mr. Manternach was replaced on our Board of Directors by Ed Recker.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
REG owns 2,500 units, which is approximately 8.4% of our total outstanding units. No other person or entity, including our officers and directors, currently beneficially owns more than 5% of our units.
SECURITY OWNERSHIP OF MANAGEMENT
As of April 25, 2008, members of our Board of Directors, executive officers and director nominees own units as follows:

			Amount and
	Name of	Position with	Nature of	Percent
Title of Class	Beneficial Owner	the Company	Beneficial Owner(1)	of Class(2)
Membership Units	William Schueller	Chairman and Director	350 units(3)	1.18%
Membership Units	Bruce Klostermann	CEO and Director	300 units(4)	1.01%
Membership Units	George Davis	Treasurer and Director	300 units(5)	1.01%
Membership Units	Joyce Jarding	Secretary and Director	150 units	0.50%
Membership Units	Craig Breitbach	Director	501 units(6)	1.68%
Membership Units	Warren Bush	Director	340 units(7)	1.14%
Membership Units	Jack Friedman	Director	180 units	0.60%
Membership Units	William Horan	Director	340 units(8)	1.14%
Membership Units	Ed Recker	Director	254 units(9)	0.85%
Membership Units	Denny Mauser	Director	340 units(10)	1.14%
Membership Units	Mark Muench	Director	340 units	1.14%
Membership Units	David O’Brien	Director	150 units(11)	0.50%
Membership Units	Tom Schroeder	Director	340 units	1.14%
Membership Units	Alan Manternach	Former Director	150 units(12)	0.50%
	Totals:		4,035 units	13.53%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes holding, voting and investment power with respect to the securities.

(2)
Based on 6,200 units sold in seed capital offering, 500 units paid pursuant to an agreement with The Biodiesel Group for consulting, 19,279 in offering registered with State of Iowa, 1,300 units to directors exercising the option and 2,500 units to REG.

(3)	Includes 100 units held by Southlake Development Inc. and 100 units held by Schueller Construction Co. Inc. Mr. Schueller is a principal of both of these businesses.

(4)	Units held by Agri-Vest, Inc. Mr. Klostermann is a principal of this business.

(5)	Includes 100 units held by Biodiesel Investment Group, LLC of which Mr. Davis is a principal.

(6)
Includes 51 units held by Capital Steel Investments, LLC and 100 units held by Design Build Structures, LLC and 50 units held by Cedar Valley Properties, LLC. Mr. Breitbach is a principal of these businesses.

(7)	Includes 100 units jointly owned with spouse.

(8)	Includes 100 units owned by Horan Bros. Mr. Horan is a principal in that business.

(9)	Includes 154 units owned jointly with his wife, and 100 units owned by Profits Unlimited, an entity of which Mr. Recker is a 1/6th owner.

(10)	Includes 100 units held in joint tenancy with spouse.

(11)	Includes 50 units held in joint tenancy with spouse.

(12)	Includes 150 units held in joint tenancy with spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, and based solely on a review of the copies of such reports furnished to us and written representations from our officers and Directors, all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2007.
BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES
The Board of Directors generally meets once per month. The Board of Directors held eleven (11) regularly scheduled and special meetings during the fiscal year ended December 31, 2007. All of the directors attended at least 75% of the meetings of the Board of Directors during the fiscal year ended December 31, 2007, with the exception of Tom Schroeder, Denny Mauser and Bill Horan. The Board of Directors does not have a policy with regard to directors’ attendance at annual meetings.
The Board of Directors does not have a formal process for holders of units to send communications to the Board of Directors. The Board of Directors believes this is reasonable given the accessibility of our directors. Members desiring to communicate with the Board of Directors may do so via the Company’s website, by fax, telephone or in writing. The names of the Company’s directors and officers are listed on our website at http://www.wdbiodiesel.net.
Audit Committee
The Board of Directors created an audit committee in March 2007 which operates under a charter adopted by the Board of Directors in March 2007. Under the charter, the audit committee must have at least three members. The Board of Directors has appointed Joyce Jarding, Craig Breitbach and Ed Recker to the audit committee. The audit committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, a majority of our audit committee is independent within the definition of independence provided by NASDAQ Rules 4200 and 4350. Under NASDAQ Rule 4200, Craig Breitbach and Ed Recker are independent, however, Joyce Jarding is an executive officer of the Company and therefore does not meet the definition of an independent director under NASDAQ Rule 4200. In addition, our audit committee charter requires a majority of our audit committee to be independent as defined in the charter. The charter definition of independence does not exclude executive officers, which means Joyce Jarding is independent under our audit committee charter. However, due to payments made to Ed Recker prior to becoming a director of the Company, Mr. Recker would not be considered independent pursuant to the terms of our audit committee charter. However, we are in compliance with our audit committee charter by having a majority of independent directors on the audit committee.
The Board of Directors has determined that we do not currently have an audit committee financial expert serving on our audit committee because, with the exception of George Davis, no member of our Board of Directors has the requisite experience and education to qualify as an audit committee financial expert as defined in Item 407 of Regulation S-K. George Davis cannot serve on our audit committee because he is our CFO. The Board of Directors intends to consider such qualifications in future nominations to our Board of Directors and appointments to the audit committee and anticipates it will bring in an advisor to assist the audit committee until a member of the audit committee qualifies as a financial expert. The audit committee met four (4) times in fiscal year ended December 31, 2007 to discuss audit-related issues. All of our audit committee members attended at least 75% of the audit committee meetings.

Audit Committee Report
Joyce Jarding, Craig Breitbach and Ed Recker acted as members of the audit committee for the fiscal year ended December 31, 2007. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the SEC under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the reference in any such document.
The audit committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The audit committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2007. The audit committee has discussed with Eide Bailly LLP (Eide Bailly), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The audit committee has received and reviewed the written disclosures and the letter to management from Eide Bailly as required by Independence Standards Board Standard No. 1, and has discussed with such independent registered public accounting firm their auditors’ independence. The audit committee has considered whether the provision of services by Eide Bailly, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Form 10-QSB, are compatible with maintaining Eide Bailly’s independence.
Based on the reviews and discussions referred to above, the audit committee determined that the audited financial statements referred to above should be included in the Annual Report accompanying this proxy statement for the fiscal year ended December 31, 2007.
Audit Committee
Joyce Jarding
Craig Breitbach
Ed Recker
Independent Registered Public Accounting Firm
The audit committee selected Eide Bailly as independent registered public accountants for the fiscal year January 1, 2007 to December 31, 2007. A representative of Eide Bailly is not expected to be present at the annual meeting of members.
Christianson & Associates, PLLP, Certified Public Accountants (Christianson), was the Company’s independent auditor from the Company’s inception through February 8, 2007. Christianson’s reports on the Company’s financial statements have not contained an adverse opinion, disclaimer of opinion or modification. The decision to change auditors and dismiss Christianson was approved by the Company’s Board of Directors. There were no disagreements with Christianson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure, which, if not resolved to the former account’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. A copy of this disclosure has been provided to Christianson and we have received a response that Christianson agrees with this disclosure. Eide Bailly has been the Company’s independent registered public accounting firm since February 8, 2007. All financial statements in the annual report were audited by Eide Bailly.

Audit Fees
The aggregate fees billed by the principal independent registered public accounting firm Eide Bailly to the Company for the fiscal years ended December 31, 2006 and 2007 are as follows:

Category(1)	Year	Fees
Audit Fees	2007	$86,811.45
	2006	$25,335.90
Audit-Related Fees	2007	$0.00
	2006	$0.00
Tax Fees	2007	$0.00
	2006	$0.00
All Other Fees	2007	$3,750.00
	2006	$0.00

(1)
Audit fees also consist of review of statutory and regulatory filings and research and consultation related to such filings. Fees for 2006 are related to the audit of the financial statements for the 2006 fiscal year. “Other fees” include memoranda and meetings regarding fiscal year end change, out of state sales, and signing SEC documents.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by the Board of Directors, acting as the audit committee.
One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our Board of Directors.
Nominating Committee
The Board of Directors has acted as the nominating committee for the Company and no separate nominating committee has been formed to date. The nominating committee did not meet during the fiscal year ended December 31, 2007 because the Company’s first annual meeting was not held until December 5, 2007, when the Company held its first election of directors. Based upon the size of the Company and the Board of Directors’ familiarity with the Company since its inception, the Board of Directors also has determined that each of the Directors is qualified to suggest nominees for consideration to the nominating committee. The Board of Directors, when acting as the nominating committee, is generally responsible for:
•	Developing a nomination process for candidates to the Board of Directors;

•	Establishing criteria and qualifications for membership to the Board of Directors;

•	Identifying and evaluating potential director nominees;

•	Filling vacancies on the Board of Directors;

•	Recommending nominees to the Board of Directors for election or re-election.
There is not currently a nominating committee charter and there is no formal policy with regard to the consideration of any director candidates recommended by members. The nominating committee may establish in the future a charter and develop policies and procedures for evaluating potential director candidates whether presented by members or selected by a nominating committee. The nominating committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, with the exception of William Schueller, Bruce Klostermann, George Davis and Joyce Jarding, who are executive officers, each member of our Board of Directors is independent within the definition of independence provided by NASDAQ Rules 4200 and 4350.

Compensation Committee
The Board of Directors has acted as the compensation committee for the Company and no separate compensation committee has been formed to date. The compensation committee did not meet during the fiscal year ended December 31, 2007. Now that the Company has commenced operations, it anticipates establishing a compensation committee that will review issues of director and officer compensation. The Board of Directors expects the compensation committee to evaluate all aspects of director and officer compensation and the Board of Directors expects the compensation committee to operate under a written charter.
The Board of Directors believes it is appropriate that no compensation committee exists due to the relatively small amount of compensation paid to the Company’s directors and officers to date.
The Board of Directors is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, with the exception of William Schueller, Bruce Klostermann, George Davis and Joyce Jarding, who are executive officers, each member of our Board of Directors is independent within the definition of independence provided by NASDAQ Rules 4200 and 4350.
MEMBER PROPOSALS AND NOMINATIONS FOR DIRECTOR POSITIONS
Member Proposals
In order to be considered for inclusion in our 2009 Annual Meeting proxy statement, member proposals must be submitted in writing to the Company by February 10, 2009 (approximately 120 days prior to the estimated date for the 2009 Annual Meeting). The Company suggests that proposals for the 2009 Annual Meeting be submitted by certified mail-return receipt requested.
Members who intend to present a proposal at the 2009 Annual Meeting without including such proposal in the Company’s proxy statement must provide the Company notice of such proposal no later than April 26, 2009 (approximately 45 days prior to the estimated date for the 2009 Annual Meeting). The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
If the Company does not receive notice of a member proposal intended to be submitted to the 2009 Annual Meeting by April 26, 2009, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion. However, if the Company does not receive notice of a member proposal intended to be submitted to the 2009 Annual Meeting by April 26, 2009, then the persons named on the proxy card may vote on any such proposal in their discretion only if the Company includes in its proxy statement an explanation of its intention with respect to voting on the proposal.
Director Nominations
Nominations for the election of directors may also be made by any member entitled to vote generally in the election of directors. Our Operating Agreement provides that nominations must be received by our secretary not less than sixty (60) days nor more than ninety (90) days prior to the first day of the month corresponding to the previous year’s annual meeting, which would be March 3, 2009 to April 2, 2009. This notice must contain: (i) the name and address of the member who intends to make the nomination; (ii) a representation that the member is a holder of units of the Company entitled to vote at the annual meeting and intends to appear personally or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (v) such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (such as any material legal proceedings or transactions between the nominee and the Company; compliance with Section 16(a) reporting requirements; and whether the nominee is independent, as defined by applicable rules); (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent (5%) of the Company’s outstanding units that clearly sets forth the proposed candidate as a nominee of the director’s seat to be filled at the next election of directors. If a presiding officer at a meeting of the members determines that a nomination is not made in accordance with this procedure, the officer must declare that the nomination was defective and therefore must be disregarded.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with The Biodiesel Group
We entered into a consulting agreement with The Biodiesel Group as a project development and equity consultant. The Biodiesel Group is owned and operated by five of our directors, Warren L. Bush, William J. Horan, Denny Mauser, Tom Schroeder and Mark Muench. Upon execution of the agreement and in anticipation of the receipt of consulting services, we transferred 100 units to each of the five members of The Biodiesel Group. In exchange, The Biodiesel Group provided assistance with negotiation of various contracts, assistance in the planning of our equity marketing effort, and assistance in securing debt financing services up until the date of the closing of a loan transaction to finance construction of the project. In addition, we agreed to pay to The Biodiesel Group a total consulting fee of $120,000 payable at a rate of $20,000 per month during the first six months of the contract term. The contract term expired 30 days after the plant was operational. A majority of our disinterested directors approved this agreement.
Transactions with our Board of Directors
Our Board of Directors approved a membership unit option agreement with our directors. Under the agreement, each of the directors, with the exception of Ed Recker, exercised options to purchase 100 units for a purchase price of $500 per unit upon execution of definitive loan documents. Ed Recker was not a director at the time the option was awarded and therefore, Mr. Recker did not receive an option to purchase any of the Company’s units.
On August 27, 2007, the Board of Directors adopted a compensation plan for directors and officers effective beginning August 2007. Under the plan, each director receives $500 per month, provided such director attends the regular monthly board meeting in person or via teleconference. Members of the Company’s Audit Committee receive an additional $250 per month, and the Chairman and the President/CEO each receive an additional $500 per month. Additionally, each director will be paid $200 per day, plus normal documented expenses, for attending other meetings (if any) on behalf of the Company. At the end of each fiscal year, each director who has attended nine or more of the monthly board meetings for the past year will be paid an additional $250 per monthly meeting attended, provided there is at least a 15% return on investment for the fiscal year. Similarly, such directors will receive an additional $250 per monthly meeting attended if all loan commitments were met for the fiscal year. Pursuant to this plan, all of our directors and officers have received compensation, as described under “EXECUTIVE COMPENSATION.”
Transactions with Renewable Energy Group, Inc.
We entered into a design-build agreement with REG for construction of our biodiesel plant on June 30, 2006. In August of 2006, we also entered into a management and operational services agreement with REG to provide start-up and operational management services, marketing services, and various employment and administrative services. We pay REG a monthly fee for these management and marketing services. Additionally, the contract provides for an annual bonus based on the Company’s profits not to exceed $1,000,000. The yearly bonus is computed as follows: 2% of net income between $1 million and $2 million, 4% of net income between $2 million and $3 million, and 6% of net income in excess of $3 million. Additionally, we issued 2,500 units to REG as payment for the last $2,500,000 of design-build services rendered by REG to us. Therefore, in addition to serving as our design-builder, manager, and marketer, REG is a member of the Company.

Our general manager, Tom Brooks, and our operations manager, Mike Chandler, are employed by REG and provide services to us based on our management and operational services agreement with REG. Tom Brooks and Mike Chandler were not involved with us as our general manager and operations manager at the time we entered into our design-build agreement or management and operational services agreement with REG. In addition, our board members who are members of the Biodiesel Group (Warren Bush, William Horan, Denny Mauser, Mark Muench and Tom Schroeder) have been or currently are involved with other biodiesel refineries that have contracted with REG to provide construction and management services to those companies. We believe that the terms of our design-build agreement and our management and operational services agreement with REG may or may not be as favorable to us as those generally available from unaffiliated third parties. A majority of our disinterested directors approved these agreements with REG, including at least two directors who had no interest in the transaction and had access to our legal counsel. We believe that all future transactions with REG will be no less favorable to us than those generally available from unaffiliated third parties. Any such future transactions will be approved by a majority of our independent directors.
On July 9, 2007, we entered into a toll manufacturing agreement with REG.  According to the agreement, we produced biodiesel using canola oil provided by REG.  We delivered biodiesel to REG under the agreement between August 2007 and October 2007. Under the agreement, REG paid for the canola oil feedstock and we paid all other production costs. Pursuant to the contract, we received a flat fee per gallon of biodiesel produced from REG. This toll manufacturing agreement expired at the end of October 2007.
Transaction with Ed Recker
Prior to joining the Company’s Board of Directors, Ed Recker served as the Company’s project manager under an independent contractor agreement entered into on January 15, 2006. Under the agreement, Mr. Recker received $1,000 per week for his services. On July 7, 2006 the contract was modified to increase Mr. Recker’s compensation to $2,000 per week. Mr. Recker’s last day as the Company’s project manager was June 26, 2007 when his services were completed. Under the agreement, he received total compensation of $126,800.
Transaction with Schueller Construction Co.
In September of 2006, we agreed to pay Schueller Construction Co. $320,000 to build our administrative building. Our Director, William Schueller, is a principal of Schueller Construction Co. It is management’s belief that the terms of this agreement with Schueller Construction Co. are no less favorable to the Company as those which could have been obtained from an unaffiliated third party. A majority of our disinterested directors approved this agreement with Schueller Construction Co. The administrative building is complete. We paid Schueller Construction Co. $323,127 for the construction of the administrative building.
EXECUTIVE COMPENSATION
Bruce Klostermann is currently serving as our Chief Executive Officer. George Davis is serving as our Chief Financial Officer. During our fiscal year ended December 31, 2007, our Chairman, William Schueller, served as our President and Chief Executive Officer until Bruce Klostermann’s appointment on August 27, 2007. Joyce Jarding is the Company’s Secretary. As of December 31, 2007, none of our officers had any options, warrants, or other similar rights to purchase securities of the Company. Compensation for the fiscal year ended December 31, 2007 that has been provided to our Chief Executive Officer, Bruce Klostermann, our Chief Financial Officer, George Davis, and our Chairman, William Schueller is set forth below.

	STOCK	OPTION	OTHER
DIRECTORS AND OFFICERS	AWARDS	AWARDS	COMPENSATION(1)	TOTAL
William Schueller, former CEO	$0	$0	$4,000	$4,000
Bruce Klostermann, CEO	$0	$0	$4,000	$4,000
George Davis, CFO	$0	$0	$2,000	$2,000

(1)	Includes compensation received both in the capacity as officers and as directors, which is also listed in the table below.

Please see “DIRECTOR COMPENSATION” and “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for information relating to the Company’s issuance of option awards to our directors and our compensation arrangements for our directors and officers.
DIRECTOR COMPENSATION
Below is a table summarizing the compensation that has been paid by the Company to the directors for our fiscal year ended December 31, 2007.

	STOCK	OPTION	OTHER
DIRECTORS AND OFFICERS	AWARDS	AWARDS	COMPENSATION	TOTAL
William Schueller	$0	$0	$4,000	$4,000
Bruce Klostermann	$0	$0	$4,000	$4,000
George Davis	$0	$0	$2,000	$2,000
Joyce Jarding	$0	$0	$3,000	$3,000
Craig Breitbach	$0	$0	$3,800	$3,800
Warren Bush	$0	$0	$2,000	$2,000
Jack Friedman	$0	$0	$2,000	$2,000
William Horan	$0	$0	$2,000	$2,000
Ed Recker(1)	$0	$0	$51,050	$51,050
Denny Mauser	$0	$0	$2,000	$2,000
Mark Muench	$0	$0	$1,500	$1,500
David O’Brien	$0	$0	$2,000	$2,000
Tom Schroeder	$0	$0	$500	$500
Alan Manternach	$0	$0	$0	$0

(1)
Compensation paid to Ed Recker during the fiscal year ended December 31, 2007 was as a result of $48,800 from an independent contractor arrangement between the Company and Mr. Recker and $2,250 related to director fees.

Please see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” above for a description of the option and stock awards issued to our directors and the compensation plan in effect for executive officers and directors.
ANNUAL REPORT AND FINANCIAL STATEMENTS
The Company’s 2007 Annual Report to security holders on Form 10-KSB, including financial statements and notes for the fiscal year ended December 31, 2007, accompanies the delivery of this Proxy Statement.
The Company will provide each member solicited a copy of the Proxy Statement and Annual Report on Form 10-KSB without charge upon request. If you want to receive a paper or e-mail copy of these documents, you must request one. Please make your request for a copy by calling our office at (563) 744-3554 or emailing Brenda Hoefler at Brenda.Hoefler@wdbiodiesel.net on or before Friday, May 30, 2008, to facilitate timely delivery. The 2007 Annual Report on Form 10-KSB with exhibits and Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or on the SEC’s internet site (www.sec.gov).

WESTERN DUBUQUE BIODIESEL, LLC	Member Name (Print):
2008 Annual Meeting of Members – Wednesday, June 11, 2008
For Members as of April 25, 2008	Telephone Number:
Proxy Solicited on Behalf of the Board of Directors
Units Owned on April 25, 2008:
ELECTION OF THREE GROUP I DIRECTORS
You may vote for three (3) nominees.

	For	Against	Abstain
Ed Recker--------------------------------------------------->>>	☐	☐	☐
Denny Mauser---------------------------------------------->>>	☐	☐	☐
George Davis----------------------------------------------->>>	☐	☐	☐
PLEASE INDICATE YOUR SELECTION BY FIRMLY PLACING AN “X” IN THE APPROPRIATE BOX WITH BLUE OR BLACK INK

By signing this proxy card, you acknowledge receipt of a Notice of Meeting and Proxy Statement dated April 28, 2008 and appoint William Schueller and Joyce Jarding, jointly and severally, each with full power of substitution, as proxies to represent you at the 2008 Annual Meeting of the Members to be held on Wednesday, June 11, 2008, at the Palace Ballroom, 27317 Olde Farley Road, Farley, Iowa 52046 and at any adjournment thereof, on any matters coming before the meeting.
Please specify your choice by marking the appropriate box for each matter above. The Proxies cannot vote your units unless you sign and return this card. You may fax the proxy card to the Company at (563) 744-3524 or mail it to us at 904 Jamesmeier Road, P.O. Box 82, Farley, Iowa 52046. For your proxy card to be valid, it must be received by the Company before 5:00 p.m. on Friday, June 6, 2008.
This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. If do not mark any boxes with respect to the Group I directors, then your votes will be voted FOR the nominees. If you mark fewer than three (3) choices for Group I directors, the proxies will vote your units ONLY for the persons you mark as your choices.
Your units will be included in the determination of whether a quorum is present even if you do not mark any choices on the proxy card.
You may revoke your proxy by:
•	Voting in person at the 2008 Annual Meeting;

•
Giving personal or written notice of the revocation, which is received by William Schueller, Chairman of the Company’s Board of Directors, at the Company’s offices at 904 Jamesmeier Road, P.O. Box 82, Farley, Iowa 52046 before 5:00 p.m. on Friday, June 6, 2008; or

•	Giving personal or written notice of the revocation to the Company’s Secretary, Joyce Jarding, at the commencement of the 2008 Annual Meeting.

Signature:	Signature:
Date:	Date:

Please sign exactly as your name appears above. Joint owners must both sign. When signing as attorney executor, administrator, trustee or guardian, please note that fact.